Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. REPORTS
FIRST QUARTER 2008 FINANCIAL AND OPERATING RESULTS

FRISCO, TEXAS, May 5, 2008 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) today reported financial and operating results for the quarter ended March 31, 2008.

First Quarter 2008 Financial Results

Comstock reported net income of $41.1 million or 91¢ per diluted share for the three months ended March 31, 2008 as compared to 2007's first quarter net income of $12.6 million or 28¢ per diluted share.

The outstanding first quarter financial results reflect strong market prices for oil and natural gas and the Company's production growth from acquisitions, onshore development drilling and offshore exploration activities.  Comstock's production in the first quarter of 2008 increased 25% to 25.1 billion cubic feet equivalent of natural gas ("Bcfe") as compared to production of 20.0 Bcfe in the first quarter of 2007.  Onshore production has increased 44% and offshore production was up 6% from the first quarter of 2007.  The first quarter average daily production rate of 275 million cubic feet of natural gas equivalent ("Mmcfe") also has increased 11% from the fourth quarter production rate of 249 Mmcfe per day.  The Company's realized natural gas price averaged $8.46 per Mcf in 2008's first quarter, 23% higher than the $6.89 per Mcf in 2007's first quarter and $1.17 per Mcfe above the natural gas price realized in the fourth quarter of 2007.  Realized oil prices in the first quarter of 2008 averaged $93.93 per barrel, 73% higher than the $54.15 per barrel for 2007 and $7.92 per barrel above the oil price realized in the fourth quarter of 2007.  Driven by the 25% increase in production and the much stronger oil and natural gas prices, first quarter 2008's oil and gas sales of $241.0 million increased 65% from 2007's first quarter sales of $146.0 million.  Operating cash flow (before changes in working capital accounts) generated by Comstock in 2008's first quarter of $170.5 million was 70% higher than 2007's first quarter cash flow of $100.5 million.  EBITDAX or earnings before interest, taxes, depreciation, depletion, amortization, exploration expense and other noncash expenses was $199.5 million in 2008's first quarter, a 75% increase from 2007's first quarter EBITDAX of $114.0 million.

First Quarter 2008 Drilling Results

Comstock announced the results to date of its 2008 drilling program.  In the first three months of 2008 Comstock drilled 36 wells (23.2 net).  Thirty-five of the wells drilled were successful and one was a dry hole.

Onshore, Comstock drilled 31 (19.6 net) successful development wells in the first quarter of 2008.  Comstock drilled 26 successful wells (16.3 net) in its East Texas/North Louisiana region which have been tested at an average per well initial production rate of 2.1 Mmcfe per day.  At March 31, 2008 Comstock had four additional wells in this region that were being drilled which are part of Comstock's 84 well drilling program planned in this region for 2008.  In South Texas, Comstock drilled four successful wells (3.5 net) and had one exploratory dry hole (0.5 net) during the first quarter of 2008.  The successful wells were tested at an average per well initial production rate of 3.9 Mmcfe per day.  Three of the wells were in the Javelina field and the other was a successful exploratory well.  Comstock also drilled two successful wells (0.3 net) in the San Juan Basin in New Mexico during the first quarter.

Comstock also announced that it plans to increase its 2008 budget for its onshore drilling program to $322 million from the $278 million previously announced.  The increase is primarily attributable to increased spending in its East Texas/North Louisiana region on acreage acquisitions and drilling related to the Company's Haynesville shale program.  The Company estimates that it has 65,500 (50,400 net)  acres that are prospective for Haynesville shale development.  The onshore drilling program now includes 105 (70.2 net) development wells and 12 (7.7) exploratory wells.  Capital spending in the Company's East Texas/North Louisiana operating region is forecasted to be $200 million, which includes 84 total wells (57.6 net), nine of which will be horizontal wells.  Comstock also expects to spend $115 million in its South Texas operating region, including 28 wells (19.5 net).  The remaining $7 million will be spent on Comstock's other onshore regions.

Comstock's offshore operations are conducted by its 49% owned subsidiary, Bois d'Arc Energy, Inc. (NYSE: BDE).  Bois d'Arc has drilled three successful wells (2.6 net) so far in 2008.  The OCS-G 24922 #1 at Ship Shoal block 97 was drilled to a depth of 12,983 feet and encountered 71 net feet of pay in two high quality sands.  This well was put on production in February at a rate of 10.3 MMcfe per day.  Bois d'Arc has a 78% working interest in this well.  The OCS-G 24926 #1 was drilled to test the "Perch" prospect at Ship Shoal block 120.  This well was drilled to a depth of 5,000 feet and encountered 94 feet of pay in eight commercial sands.  First production for the well is expected in the second quarter.  Bois d'Arc has a 100% working interest in this well.  Bois d'Arc also drilled the OCS-G 24977 #1 at South Pelto block 21 to test the "Chinook" prospect.  This exploratory well was drilled to a depth of 18,250 feet and encountered 38 feet of pay in the objective sand.  First production for the well is expected July 1, 2008.  Bois d'Arc has a 79% working interest in this well.  Bois d'Arc is currently drilling a 16,500 foot exploratory well to test its "Kelsie" prospect at Ship Shoal block 95.  Bois d'Arc has a 100% working interest in this well.

Proposed Sale of Bois d'Arc Energy

As previously announced, on April 30, 2008 Bois d'Arc Energy entered into a definitive merger agreement with Stone Energy Corporation ("Stone") (NYSE: SGY) pursuant to which Stone will acquire Bois d'Arc.  Under the terms of the merger agreement, Bois d'Arc shareholders, including Comstock, will receive $13.65 in cash and 0.165 shares of Stone common stock for each share of Bois d'Arc.  Comstock will receive $440 million in cash and 5,317,069 shares of the common stock of Stone for its stake in Bois d'Arc.  Completion of the transaction is subject to approval by the Bois d'Arc and Stone stockholders, regulatory approvals, and other customary conditions.  Concurrent with the execution of the merger agreement, Comstock entered into a stockholder agreement in which it has agreed to vote in favor of the merger.

Property Divestiture

Comstock also announced today that it has accepted offers whereby it intends to sell certain properties in East and South Texas for $122.0 million.  The properties include Comstock's interests in the J.C. Martin, AWP and East Seven Sisters fields in South Texas and the Gilmer field in East Texas.  Comstock owns net profit interests in these fields which are operated by other parties.  The sales are expected to close in June 2008 with an effective date of April 1, 2008.  The estimated proved reserves attributable to the properties being sold are 44.3 Bcfe.  Production in the first quarter of 2008 attributable to Comstock's interest in these properties was 8.5 MMcfe per day. Comstock expects to realize an after tax gain of $16.6 million on these sales.  Scotia Waterous (USA) Inc. acted as financial advisor to Comstock with respect to these sales.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas, Louisiana and the Gulf of Mexico.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.

COMSTOCK RESOURCES, INC.
CONSOLIDATED OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007
Oil and gas sales	$240,987	$146,029
Operating expenses:
Oil and gas operating	36,640	27,083
Exploration	8,655	11,133
Depreciation, depletion and amortization	70,562	56,707
General and administrative	9,339	9,702
Loss on disposal of assets	240	—

Total operating expenses	125,436	104,625

Income from operations	115,551	41,404
Other income (expenses):
Interest income	244	296
Other income	157	130
Interest expense	(11,314)	(8,449)

Total other income (expenses)	(10,913)	(8,023)

Income before income taxes and minority interest	104,638	33,381
Provision for income taxes	(44,073)	(14,824)
Minority interest in earnings of Bois d'Arc Energy	(19,470)	(5,999)

Net income	$41,095	$12,558

Net income per share:
Basic	$0.93	$0.29
Diluted	$0.91	$0.28

Weighted average common and common stock equivalent shares outstanding:
Basic	44,179	43,364
Diluted	44,994	44,238

COMSTOCK RESOURCES, INC.
CONSOLIDATED OPERATING RESULTS
(In thousands)

	Three Months Ended March 31,
	2008	2007
Cash flow from operations:
Net cash provided by operating activities	$128,181	$78,746
Excess tax benefit from stock based compensation	670	166
Increase in accounts receivable	22,112	4,874
Decrease in other current assets	1,392	1,237
Decrease in accounts payable and accrued expenses	18,124	15,521
Cash flow from operations	$170,479	$100,544

EBITDAX:
Net income	$41,095	$12,558
Interest expense	11,314	8,449
Income tax expense	44,073	14,824
Depreciation, depletion and amortization	70,562	56,707
Loss on disposal of assets	240	—
Minority interest in earnings of Bois d'Arc Energy	19,470	5,999
Stock-based compensation	4,052	4,312
Exploration expense	8,655	11,133
EBITDAX	$199,461	$113,982

	As of March 31,
	2008	2007

Balance Sheet Data:
Cash and cash equivalents	$15,520	$12,003
Other current assets	125,609	90,974
Property and equipment, net	2,271,982	1,857,521
Other	6,505	5,361
Total assets	$2,419,616	$1,965,859

Current liabilities	$129,804	$147,153
Long-term debt	736,000	511,000
Deferred income taxes	400,964	323,507
Other long-term liabilities	57,968	58,113
Minority interest in Bois d'Arc Energy	287,819	228,006
Stockholders' equity	807,061	698,080
Total liabilities and stockholders' equity	$2,419,616	$1,965,859

COMSTOCK RESOURCES, INC.
CONSOLIDATED OPERATING RESULTS
($ In thousands, except per unit amounts)

For the Three Months ended March 31, 2008

	Onshore(1)	Bois d'Arc Energy	Total
Oil production (thousand barrels)	243	427	670
Gas production (million cubic feet – Mmcf)	13,130	7,927	21,057
Total production (Mmcfe)	14,586	10,486	25,072

Oil sales	$19,772	$43,091	$62,863
Gas sales	108,193	70,175	178,368
Realized hedging losses	(244)	—	(244)
Total gas sales	107,949	70,175	178,124
Total oil and gas sales	$127,721	$113,266	$240,987

Average oil price (per barrel)	$81.49	$101.01	$93.93
Average gas price excluding realized hedging losses (per thousand cubic feet – Mcf)	$8.24	$8.85	$8.47
Average gas price including hedging losses (per thousand cubic feet – Mcf)	$8.22	$8.85	$8.46
Average price excluding hedging losses (per Mcf equivalent)	$8.77	$10.80	$9.62
Average price including hedging losses (per Mcf equivalent)	$8.76	$10.80	$9.61
Lifting cost	$21,202	$15,438	$36,640
Lifting cost (per Mcf equivalent)	$1.45	$1.47	$1.46

Oil and gas capital expenditures	$62,041	$58,315	$120,356

(1) Includes the onshore results of operations of Comstock Resources, Inc.

For the Three Months ended March 31, 2007

	Onshore(1)	Bois d'Arc Energy	Total
Oil production (thousand barrels)	251	368	619
Gas production (million cubic feet – Mmcf)	8,635	7,701	16,336
Total production (Mmcfe)	10,140	9,909	20,049

Oil sales	$12,054	$21,468	$33,522
Gas sales	57,793	54,714	112,507
Total oil and gas sales	$69,847	$76,182	$146,029

Average oil price (per barrel)	$48.03	$58.33	$54.15
Average gas price (per thousand cubic feet – Mcf)	$6.69	$7.10	$6.89
Average price (per Mcf equivalent)	$6.89	$7.69	$7.28
Lifting cost	$14,055	$13,028	$27,083
Lifting cost (per Mcf equivalent)	$1.39	$1.31	$1.35

Oil and gas capital expenditures	$84,251	$62,753	$147,004

(1) Includes the onshore results of operations of Comstock Resources, Inc.

COMSTOCK RESOURCES, INC.
REGIONAL OPERATING RESULTS
($ In thousands, except per unit amounts)

For the Three Months ended March 31, 2008

	East Texas/ North Louisiana	South Texas	Other	Total Onshore
Oil production (thousand barrels)	47	46	150	243
Gas production (million cubic feet – Mmcf)	6,727	5,630	773	13,130
Total production (Mmcfe)	7,008	5,907	1,671	14,586

Oil sales	$4,424	$4,520	$10,828	$19,772
Gas sales	55,731	46,135	6,327	108,193
Realized hedging losses	—	(244)	—	(244)
Total gas sales	55,731	45,891	6,327	107,949
Total oil and gas sales	$60,155	$50,411	$17,155	$127,721

Average oil price (per barrel)	$94.13	$98.26	$72.19	$81.49
Average gas price excluding hedging losses (per thousand cubic feet – Mcf)	$8.28	$8.19	$8.18	$8.24
Average gas price including hedging losses (per Mcf)	$8.28	$8.15	$8.18	$8.22
Average price excluding hedging losses (per Mcf equivalent)	$8.58	$8.58	$10.27	$8.77
Average price including hedging losses (per Mcf equivalent)	$8.58	$8.53	$10.27	$8.76
Lifting cost	$8,769	$7,056	$5,377	$21,202
Lifting cost (per Mcf equivalent)	$1.25	$1.19	$3.22	$1.45

Oil and Gas Capital Expenditures:
Leasehold costs	$2,861	$1,124	$49	$4,034
Exploratory drilling	—	2,356	123	2,479
Development drilling	39,373	11,403	1,389	52,165
Other development	930	717	1,716	3,363
Total	$43,164	$15,600	$3,277	$62,041

COMSTOCK RESOURCES, INC.
REGIONAL OPERATING RESULTS
($ In thousands, except per unit amounts)

For the Three Months ended March 31, 2007

	East Texas/ North Louisiana	South Texas	Other	Total Onshore
Oil production (thousand barrels)	46	53	152	251
Gas production (million cubic feet – Mmcf)	5,381	2,577	677	8,635
Total production (Mmcfe)	5,657	2,896	1,587	10,140

Oil sales	$2,492	$2,958	$6,604	$12,054
Gas sales	35,501	18,101	4,191	57,793
Total oil and gas sales	$37,993	$21,059	$10,795	$69,847

Average oil price (per barrel)	$54.17	$55.81	$43.45	$48.03
Average gas price (per thousand cubic feet – Mcf)	$6.60	$7.02	$6.19	$6.69
Average gas price (per thousand cubic feet – Mcf equivalent)	$6.72	$7.27	$6.80	$6.89
Lifting cost	$6,684	$3,322	$4,049	$14,055
Lifting cost (per Mcf equivalent)	$1.18	$1.15	$2.55	$1.39

Oil and Gas Capital Expenditures:
Leasehold costs	$398	$816	$2,400	$3,614
Exploratory drilling	—	2,255	442	2,697
Development drilling	54,707	11,677	10,009	76,393
Other development	242	483	822	1,547
Total	$55,347	$15,231	$13,673	$84,251